Exhibit 11
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of January 8, 2023, is entered into by and among Disco Parent, LLC, a Delaware limited liability company (“Parent”), Accenture LLP (“Accenture”), Accenture Holdings BV (“Accenture Holdings”) and Accenture plc (“Accenture plc” and, together with Accenture and Accenture Holdings, each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Duck Creek Technologies, Inc., a Delaware corporation (the “Company”), (ii) Parent and (iii) Disco Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), will enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, par value $0.01 per share (the “Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date hereof (the “Owned Shares”); and
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that each Stockholder agrees, and each Stockholder has agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder and Parent hereby agree as follows:
1.Agreement to Vote the Covered Shares; Proxy.
1.1Agreement to Vote. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by such Stockholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, increases the Per Share Price or otherwise results in the Merger Agreement being objectively more economically favorable to the Company Stockholders than the Merger Agreement in effect as of the date of this Agreement (excluding, for avoidance of doubt, any adverse amendment), (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company proposes or requests such postponement or adjournment in accordance with Section 6.4(b) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company Stockholders at any Company Stockholder Meeting necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action, or agreement that, to the knowledge of such Stockholder, would reasonably be expected to be result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, (ii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iii) any other action, agreement or proposal which to the knowledge of such Stockholder would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares to be counted as present threat for purposes of establishing a quorum. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholders shall be entitled to vote the Covered Shares in its sole discretion. The Stockholders shall not take any action that, to the knowledge of such Stockholder, would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
1.2Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact Christina Lema and Gursimarjit Singh, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 1.1 at the Company Stockholder Meeting (including any postponement, recess or adjournment thereof) in respect of such Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that such Stockholder shall retain at all times the right to vote such Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Stockholder’s sole discretion on matters other than Supported Matters. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.
2.Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that (x) reduces the amount or changes the form or type of the Per Share Price, imposes any non-immaterial conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder, or that materially delays the timing of any such payment, or (y) otherwise adversely affects the interests of a Stockholder in any material respect (such date, the “Termination Date”); provided that the provisions set forth in Sections 13 through 23 shall survive the termination of this Agreement; and provided further that, subject to the provisions set forth in Section 8.3(e)(ii) of the Merger Agreement, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by or on behalf of the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.
3.Certain Covenants of the Stockholders.
3.1    Transfers. Beginning on the date hereof until the earlier of (x) receipt of Requisite Stockholder Approval and (y) the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, (a) such Stockholder shall not, directly or indirectly (i) tender any Covered Shares into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, this Agreement shall not restrict Transfers by a Stockholder of any or all of its Covered Shares to any of its Affiliates provided, that prior to and as a condition to the effectiveness of such Transfer, such Affiliate shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Affiliate shall be bound by all of the terms and provisions of this Agreement. Any Transfer in violation of this Section 3.1 shall be void ab initio.
3.2     No Solicitation. After the No-Shop Period Start Date, no Stockholder (in its capacity as a stockholder of the Company) shall (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 3.2 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); provided that each Stockholder may participate in discussions and negotiations with any Person with whom the Company Board (or the Special Committee of the Company Board) is engaging in discussions and negotiations pursuant to and in compliance with Section 5.3 of the Merger Agreement, solely for the purpose of entering into a voting agreement with such party on substantially similar terms to the terms hereof.
4.Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:
4.1    Due Authority. Such Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.
4.2    No Conflict. The execution and delivery of, compliance with and performance by such Stockholder of this Agreement do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.
4.3    Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.
4.4    Ownership of the Owned Shares. Each Stockholder is, as of the date hereof, the record and beneficial owner of the shares set forth opposite its name on Exhibit A, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws or the Stockholders’ Agreement (the “Stockholders’ Agreement”) dated as of August 14, 2020, among the Company, Accenture, Accenture Holdings and Disco (Guernsey) Holdings L.P., Inc. No Stockholder owns, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. Except as set forth on Exhibit A, such Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement and the Stockholders’ Agreement. As of the date hereof, such Stockholder has not entered into any agreement to transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by such Stockholder.
4.5    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent, or materially impair the ability of such Stockholder to perform its obligations under this Agreement.
5.Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:
5.1     Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.
5.2    No Conflict. The execution, delivery and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.
6.Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Effective Time.
7.Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of the law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL with respect to all of the Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement.
8.Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.Further Assurances. The Stockholders shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.
10.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or by fax; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:
if to the Stockholders to:

c/o Accenture LLP
161 North Clark Street
Chicago, Illinois, 60601

and

c/o Accenture Holdings BV
Gustav Mahlerplein 90
1082MA, Amsterdam, Netherlands

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York, 10166
Attention: Barbara L. Becker; Andrew Kaplan
Email: bbecker@gibsondunn.com
akaplan@gibsondunn.com

if to Parent (prior to the Effective Time) to:

c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attn:    Jeff Wilson
    Jack Dillon
    Christina Lema
Email:    jwilson@vistaequitypartners.com
    jdillon@vistaequitypartners.com
    clema@vistaequitypartners.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell

Email: daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention: Stuart E. Casillas, P.C.
Ari Levi
Email: stuart.casillas@kirkland.com
ari.levi@kirkland.com
11.Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a “law” shall include any rules and regulations promulgated thereunder, and any reference to “any law” in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).
12.Entire Agreement. This Agreement (along with the documents referenced herein) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.
13.No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
14.Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 12 or in such other manner as may be permitted by applicable law, but nothing in this Section 14 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
16.Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither Parent nor the Stockholders would have entered into this Agreement.
17.Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing shall have any liability to the Stockholders or Parent for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.
18.Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
19.Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
20.Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.
21.No Presumption Against Drafting Party. Parent and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
22.No Agreement until Executed. This Agreement shall not be effective unless and until the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Amended and Restated Certificate of Incorporation of the Company, the Merger Agreement, this Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

23.Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in its capacity as a direct or indirect owner of the Covered Shares. Nothing in this Agreement shall in any way restrict or limit the ability of such Stockholder or any Affiliate or employee of such Stockholder who is a director of the Company from taking any action in his capacity as a director of the Company, including the exercise of fiduciary duties to the Company and its Stockholders. Nothing in this Agreement shall restrict or limit the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
PARENT
DISCO PARENT, LLC
By: /s/ Maneet S. Saroya
Name: Maneet S. Saroya
Title: President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
STOCKHOLDERS

ACCENTURE LLP

By: Accenture Inc., its Managing Partner
By: /s/ Aaron Holmes
Name: Aaron Holmes
Title: Assistant Secretary

ACCENTURE HOLDINGS BV

By: /s/ Ernst F. Kraaij
Name: Ernst F. Kraaij
Title: Director

ACCENTURE PLC

By: /s/ Joel Unruch
Name: Joel Unruch
Title: General Counsel & Corporate Secretary
[Signature Page to Voting Agreement]

Exhibit A

Owned Shares

Stockholder	Shares owned of record	Shares beneficially owned
Accenture LLP	2,932,262	0
Accenture Holdings BV	18,139,040	0
Accenture plc	0	21,071,302